Exhibit 10.1

ServiceMaster

September 27, 2007

Ernest J. Mrozek

9 South Bodin

Hinsdale, Illinois 60521

Re:          Service with The ServiceMaster Company

Dear Ernie:

Reference is hereby made to your Change in Control Severance Agreement (the “Agreement”) dated as of October 31, 2001 by and between you and The ServiceMaster Company, as assumed by ServiceMaster Global Holdings, Inc. (collectively, “ServiceMaster”).  The terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Agreement.

This letter serves as an acknowledgement by you and ServiceMaster that (i) your employment with ServiceMaster, and all offices, directorships and other positions therewith, shall terminate on February 29, 2008 (the “Date of Termination”), (ii) that your employment is being terminated by you for Good Reason pursuant to Section 1(g)(3) of the Agreement as of the Date of Termination and (iii) that such termination will occur during the Termination Period pursuant to Sections 3(a) and 3(b) of the Agreement, other than by reason of a Nonqualifying Termination.   In addition to the payments and benefits pursuant to Sections 3(a) and 3(b) of the Agreement, ServiceMaster will pay you by lump sum payment (and to the extent not previously paid on the Date of Termination), less applicable payroll withholdings and other deductions, the amount earned in accordance with the terms of the 2007 annual bonus plan and 2007 corporate performance plan, including the performance goals and performance targets applicable to you.

This letter is not intended to limit any of your rights under the Agreement, including your entitlement to the payments made and benefits provided under Sections 3(a) and 3(b) of the Agreement and certain additional payments under Section 4 of the Agreement.  If your employment terminates prior to the Date of Termination by reason of a Nonqualifying Termination (i.e., resignation without Good Reason, termination for Cause, death or disability), then you shall be entitled only to the payments described in Section 3(c) of the Agreement.

Please acknowledge your agreement with this letter below and return it to J. Patrick Spainhour.

THE SERVICEMASTER COMPANY

	By:	/s/ J. Patrick Spainhour
J. Patrick Spainhour
Chief Executive Officer

Agreed and acknowledged:

/s/ Ernest J. Mrozek
Ernest J. Mrozek

Date: September 27, 2007